Exhibit 10.3

CONFIDENTIAL

CERTAIN CONFIDENTIAL INFORMATION, IDENTIFIED BY BRACKETED ASTERISKS “[*****]”, HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

Technology access Agreement
by and among
Gevo, Inc.,

Phillips 66 Company,

and
Archer-Daniels-Midland Company

Effective as of May 5, 2023

#4874-4159-4960v18

TABLE OF CONTENTS

Page

Article I Definitions; Interpretation1

Section 1.01Definitions1

Section 1.02Rules of Interpretation5

Article II Representations and Warranties6

Section 2.01Gevo Representations6

Section 2.02P66 Representations7

Section 2.03ADM Representations8

Article III Development8

Section 3.01Development Agreements8

Article IV Covenants9

Section 4.01No Modifications9

Section 4.02No Transfers9

Section 4.03Compliance with Master Framework Agreement10

Section 4.04No Obligation10

Section 4.05JV Entities10

Article V Consideration10

Section 5.01Milestone Payments10

Section 5.02Royalty Compensation10

Section 5.03Royalty Compensation Period; Royalty Compensation Cap; Aggregate Compensation Cap10

Section 5.04Withholding and Taxes11

Section 5.05No Payment Obligation11

Section 5.06Non-Refundability11

Section 5.07Reports and Audit Rights11

Article VI Events of Default12

Section 6.01Events of Default12

Section 6.02Recovery of Enforcement Costs13

Article VII Term and Termination13

Section 7.01Term13

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TABLE OF CONTENTS
(continued)

Page

Section 7.02Termination for Convenience14

Section 7.03Termination for Cause14

Article VIII Miscellaneous15

Section 8.01Confidentiality15

Section 8.02Public Announcements16

Section 8.03Choice of Law and Venue16

Section 8.04Consequential Damages16

Section 8.05Notices16

Section 8.06Assignment17

Section 8.07Successor Liability18

Section 8.08Entire Agreement18

Section 8.09Amendment19

Section 8.10Waivers19

Section 8.11Severability19

Section 8.12Expenses19

Section 8.13Waiver and Release19

Section 8.14Counterparts; No Presumption Against Drafter20

Section 8.15Several Rights and Liability20

Section 8.16Remedies Cumulative21

ii

technology access Agreement

This TECHNOLOGY ACCESS AGREEMENT (the “Agreement”), effective as of [⚫], 2023 (the “Effective Date”), is made by and between Gevo, Inc., a Delaware corporation (“Gevo”), Phillips 66 Company, a Delaware corporation (“P66”), and Archer-Daniels-Midland Company, a Delaware corporation (“ADM,” and together with P66, the “Potential Partners”).  Gevo, P66, and ADM are each referred to herein individually as a “Party” and collectively as the “Parties.”  Capitalized terms used in this Agreement have the meanings ascribed to such terms in Section 1.01.

Whereas, Axens North America, Inc., a Delaware corporation (“Axens”), and Gevo entered into that certain Master Framework Agreement for Ethanol to Jet Collaboration dated effective September 22, 2021 (the “Master Framework Agreement”), pursuant to which Axens agreed to (i) Exclusively provide the Axens Services to Gevo in the Exclusive Field within the United States and (ii) not be hired by a third party to perform PDP services or grant a license regarding the Exclusive Field in the United States, in each case during the term of the Master Framework Agreement;

WHEREAS, P66 and ADM are considering the formation of one or more entities to, among other things, develop sustainable aviation fuel, and in connection therewith, P66, ADM or any JV Entity seek the right to receive Axens Services and to be licensed for the use of Axens Processes in connection with three contemplated facilities for the production of sustainable aviation fuel in the United States; and

WHEREAS, simultaneously with the execution of this Agreement, Gevo and Axens are executing a side agreement in the form attached hereto as Exhibit A (the “Axens Side Agreement”).

Now Therefore, in consideration of the mutual covenants and agreements set forth herein and intending to be legally bound, the Parties hereto agree as follows:

Article I
Definitions; Interpretation
Section 1.01Definitions.  The following capitalized terms shall have the following meanings:

“Action” means any action, cause of action, grievance, arbitration, assessment, hearing, claim, demand, suit, proceeding, citation, summons, subpoena, examination, audit, review, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, by or before any Governmental Authority or arbitrator.

“ADM” has the meaning given in the preamble.

“Affiliate” means an entity that directly, or indirectly through one or more intermediate entities, has ownership of or is owned by, or controls or is controlled by, that Person or is under common control with that Person.  For purposes of the foregoing, “ownership” or “control” of a Person means that an entity possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Agreement” has the meaning given in the preamble.

“Applicable Milestone Records” has the meaning given in Section 5.07(a)(ii).

“Applicable Production Records” has the meaning given in Section 5.07(a)(i).

“Approved Advisors” has the meaning given in Section 5.07(c).

“Approved Personnel” has the meaning given in Section 5.07(c).

“Axens” has the meaning given in the recitals.

“Axens Processes” has the meaning set forth in the Master Framework Agreement as of the Effective Date.

“Axens Services” means the “Services” as defined in the Master Framework Agreement as of the Effective Date.

“Axens Side Agreement” has the meaning given in the recitals.

“Business Day” means any day other than a Saturday, Sunday or any other day on which commercial banks in Chicago, Illinois, Houston, Texas or Denver, Colorado are authorized or required by Law to be closed for business.

“Commercial Operation Date” means, with respect to any JV Facility, the date on which [*****].

“Confidential Information” has the meaning given in Section 8.01.

“CSA” has the meaning given in Section 3.01(a).

“Effective Date” has the meaning given in the preamble.

“ESA” has the meaning given in Section 3.01(b).

“Event of Default” has the meaning given in Section 6.01.

“Exclusive Field” has the meaning set forth in the Master Framework Agreement as of the Effective Date.

“Exclusively” has the meaning set forth in the Master Framework Agreement as of the Effective Date.

[*****]

“First Milestone” has the meaning given in Section 5.01(a).

“First Milestone Payment” has the meaning given in Section 5.01(a).

“Fourth Milestone” has the meaning given in Section 5.01(d).

“Fourth Milestone Payment” has the meaning given in Section 5.01(d).

“Gevo” has the meaning given in the preamble.

“Governmental Authority” means any federal, national, foreign, regional, state, municipal or local government, any political subdivision or any governmental, judicial, public or statutory instrumentality, tribunal, court, agency, authority, body or entity, including any regulatory bureau, authority, body or entity, having legal jurisdiction over the matter or Person in question.

“Investment Grade Assignee” has the meaning set forth in Section 8.15(b).

“JV Entity” means a Person (i) that owns, directly or indirectly, one or more of the JV Facilities and (ii) in which P66 and ADM each initially possess an equity interest and together initially possess, directly or indirectly, a majority equity interest.

“JV Facilities” means (i) an ethanol wet mill facility in Decatur, Illinois; (ii) a dry mill in Cedar Rapids, Iowa; and (iii) a dry mill and co-generation plant in Columbus, Nebraska, in each case as adapted to produce Renewable Hydrocarbons employing the Axens Processes and ethanol sourced at least in part from the specified, existing mill facility; and “JV Facility” means any such facility individually.

“Law” means any constitution, decree, resolution, law, statute, act, ordinance, rule, directive, order, treaty, code or regulation and any injunction or final non-appealable judgment or any interpretation of the foregoing, as enacted, issued or promulgated by any Governmental Authority.

“Losses” means costs, claims, lost tax credits or other environmental attributes, liabilities, penalties, fines, damages, expenses, causes of action, suits, or judgments, including, without limitation, reasonable attorneys’ and paralegals’ fees and all court costs and experts’ fees (including costs of defense and settlement).

“Master Framework Agreement” has the meaning given in the recitals.

[*****]

“Milestone Payments” means, collectively, the First Milestone Payment, the Second Milestone Payment, the Third Milestone Payment, and the Fourth Milestone Payment; and “Milestone Payment” means any such milestone payment individually.

“Milestones” means, collectively, the First Milestone, the Second Milestone, the Third Milestone, and the Fourth Milestone; and “Milestone” means any such milestone individually.

[*****]

“P66” has the meaning given in the preamble.

“Party” or “Parties” have the meaning given in the preamble.

“PDP” has the meaning set forth in the Master Framework Agreement as of the Effective Date.

“Permitted Change of Control” has the meaning given in Section 4.02(b).

“Person” means any individual, partnership, limited liability company, joint venture, corporation, trust, unincorporated organization, or Governmental Authority or any department or agency thereof.

“Potential Partners” has the meaning given in the preamble.

“Renewable Hydrocarbons” means sustainable aviation fuel, renewable diesel, or renewable gasoline blend stocks produced from corn ethanol, the production of which utilizes the Axens Processes.

“Restricted Entities” means [*****] and “Restricted Entity” means each such entity individually.

“Restricted Period” means the period of time beginning on [*****].

“Royalty Compensation” has the meaning given in Section 5.02.

“Royalty Compensation Cap” has the meaning given in Section 5.03.

“Royalty Compensation Period” has the meaning given in Section 5.03.

“Royalty Compensation Year” means, with respect to each JV Facility, a period of twelve (12) consecutive months commencing initially on the Commercial Operation Date of such JV Facility and subsequently on each anniversary of the Commercial Operation Date of such JV Facility through the Royalty Compensation Period.

“Second Milestone” has the meaning given in Section 5.01(b).

“Second Milestone Payment” has the meaning given in Section 5.01(b).

“Term” has the meaning given in Section 7.01.

“Termination for Cause Effective Date” has the meaning given in Section 7.03(a).

“Termination for Cause Notice” has the meaning given in Section 7.03(a).

“Termination for Convenience Effective Date” has the meaning given in Section 7.02.

“Third Milestone” has the meaning given in Section 5.01(c).

“Third Milestone Payment” has the meaning given in Section 5.01(c).

Section 1.02Rules of Interpretation.  In this Agreement, unless the context requires otherwise:
(a)	All references in this Agreement to Exhibits, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Exhibits referred to herein are attached hereto.
(b)	Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement and shall be disregarded in construing the language hereof.
(c)	The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection or other subdivision unless expressly so limited. The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur.
(d)	The word “including” (in its various forms) means “including without limitation.”
(e)	The word “U.S.” means the United States of America, the words “Federal” and “federal” mean U.S. federal and the word “State” means any U.S. state. All references to “$” or “dollars” shall be deemed references to U.S. Dollars.
(f)	Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.
(g)	If the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day.
(h)	The word “or” when used in a list shall not indicate that the listed items are exclusive of each other and shall mean “and/or”.
(i)	References to any Law, contract, agreement or other instrument shall mean such contract, agreement or other instrument as it may be amended, restated, supplemented, modified or replaced from time to time (and, for the avoidance of doubt, in the case of the references to the Axens Side Agreement or Master Framework Agreement, as amended, restated, supplemented, modified or replaced from time to time in accordance with Section 4.01).
(j)	References to any Person shall include such Person’s successors and permitted assigns.
(k)	The phrases “delivered,” “provided,” “furnished,” “made available” or words of similar import when used with respect to information or documents means that such information or documents have been physically or electronically delivered to the relevant receiving party.
(l)	The phrase “to the extent” shall mean the degree to which the subject matter thereof extends and shall not simply mean “if.”
Article II
Representations and Warranties
Section 2.01Gevo Representations.  Gevo represents and warrants to each of ADM and P66 as of the Effective Date as follows:
(a)	Gevo is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware, with all requisite organizational power and authority required to enter into this Agreement, perform its obligations hereunder and consummate the transactions contemplated hereby, and Gevo is duly qualified or licensed to do business and is in good standing in each jurisdiction in which such qualification or licensing is required;
(b)	the execution, delivery and performance by Gevo of this Agreement have been duly and validly authorized by all necessary corporate action on the part of Gevo and will not: (i) violate any provisions of its organizational documents; or (ii) result in the breach or acceleration of any performance required by the terms of any contract, agreement, or arrangement to which it is a party or any applicable Laws;
(c)	this Agreement has been duly and validly executed by Gevo and (assuming due authorization, execution and delivery by the other Parties) constitutes the legal, valid and binding obligation of Gevo, enforceable against Gevo in accordance with the terms and conditions hereof, except as the enforceability thereof may be limited by applicable bankruptcy laws affecting creditors’ rights generally and by general equitable principles, regardless of whether the issue of enforceability is considered in a proceeding in equity or at law;
(d)	(i) no Actions are pending or, to the knowledge of Gevo, threatened against or affecting Gevo or any of its assets, at law or in equity, (ii) to the knowledge of Gevo, there is no basis for any such Action, and (iii) there are presently no outstanding judgments, decrees, or orders of any Governmental Authority against or affecting Gevo or any of its businesses or assets, in each case except for such Actions, judgments, decrees, and orders which, individually or in the aggregate, could not reasonably be expected to (A) have a material adverse effect on Gevo’s ability to perform its obligations under this Agreement or (B) adversely affect the legality, validity, or enforceability of this Agreement;
(e)	Subject to the Axens Side Agreement, Gevo has (i) an exclusive license to use the Axens Processes in the Exclusive Field within the United States and (ii) the exclusive right to receive the Axens Services from Axens in the Exclusive Field within the United States;
(f)	Each of the Master Framework Agreement and the Axens Side Agreement is in full force and effect and constitute a legal, valid and binding obligation of Gevo and are enforceable in accordance with its respective terms with respect to Gevo and, to the knowledge of Gevo, Axens. Gevo is not in breach of or default under, and to the knowledge of Gevo, no event has occurred that, with or without notice or lapse of time, or both, constitute a breach of or default under, or give rise to a right of termination, cancellation or acceleration of any material right or obligation or loss of material benefit under the Master Framework Agreement or the Axens Side Agreement; and
(g)	Gevo had provided true, correct, and complete copies of each of the Master Framework Agreement and the Axens Side Agreement, together with all amendments, exhibits, annexes or other supplements thereto, in each case, in existence on the Effective Date, to each of P66 and ADM.
Section 2.02P66 Representations.  P66 represents and warrants to each of Gevo and ADM as of the Effective Date as follows:
(a)	P66 is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware, with all requisite organizational power and authority required to enter into this Agreement, perform its obligations hereunder and consummate the transactions contemplated hereby, and P66 is duly qualified or licensed to do business and is in good standing in each jurisdiction in which such qualification or licensing is required;
(b)	the execution, delivery and performance by P66 of this Agreement have been duly and validly authorized by all necessary corporate action on the part of P66 and will not: (i) violate any provisions of its organizational documents; or (ii) result in the breach or acceleration of any performance required by the terms of any contract, agreement, or arrangement to which it is a party or any applicable Laws;
(c)	this Agreement has been duly and validly executed by P66 and (assuming due authorization, execution and delivery by the other Parties) constitutes the legal, valid and binding obligation of P66, enforceable against P66 in accordance with the terms and conditions hereof, except as the enforceability thereof may be limited by applicable bankruptcy laws affecting creditors’ rights generally and by general equitable principles, regardless of whether the issue of enforceability is considered in a proceeding in equity or at law; and
(d)	(i) no Actions are pending or, to the knowledge of P66, threatened against or affecting P66 or any of its assets, at law or in equity, (ii) to the knowledge of P66, there is no basis for any such Action, and (iii) there are presently no outstanding judgments, decrees, or orders of any Governmental Authority against or affecting P66 or any of its businesses or assets, in each case except for such Actions, judgments, decrees, and orders which, individually or in the aggregate, could not reasonably be expected to (A) have a material adverse effect on P66’s ability to perform its obligations under this Agreement or (B) adversely affect the legality, validity, or enforceability of this Agreement.

Section 2.03ADM Representations.  ADM represents and warrants to each of Gevo and P66 as of the Effective Date as follows:
(a)	ADM is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware, with all requisite organizational power and authority required to enter into this Agreement, perform its obligations hereunder and consummate the transactions contemplated hereby, and ADM is duly qualified or licensed to do business and is in good standing in each jurisdiction in which such qualification or licensing is required;
(b)	the execution, delivery and performance by ADM of this Agreement have been duly and validly authorized by all necessary corporate action on the part of ADM and will not: (i) violate any provisions of its organizational documents; or (ii) result in the breach or acceleration of any performance required by the terms of any contract, agreement, or arrangement to which it is a party or any applicable Laws;
(c)	this Agreement has been duly and validly executed by ADM and (assuming due authorization, execution and delivery by the other Parties) constitutes the legal, valid and binding obligation of ADM, enforceable against ADM in accordance with the terms and conditions hereof, except as the enforceability thereof may be limited by applicable bankruptcy laws affecting creditors’ rights generally and by general equitable principles, regardless of whether the issue of enforceability is considered in a proceeding in equity or at law; and
(d)	(i) no Actions are pending or, to the knowledge of ADM, threatened against or affecting ADM or any of its assets, at law or in equity, (ii) to the knowledge of ADM, there is no basis for any such Action, and (iii) there are presently no outstanding judgments, decrees, or orders of any Governmental Authority against or affecting ADM or any of its businesses or assets, in each case except for such Actions, judgments, decrees, and orders which, individually or in the aggregate, could not reasonably be expected to (A) have a material adverse effect on ADM’s ability to perform its obligations under this Agreement or (B) adversely affect the legality, validity, or enforceability of this Agreement.
Article III
Development
Section 3.01Development Agreements.
(a)	Consulting Services Agreement. Upon request by the Potential Partners or a JV Entity with respect to the application of the Axens Processes at a JV Facility, Gevo will provide up to twenty (20) hours of non-exclusive consulting services pursuant to a consulting services agreement (the “CSA”), the form of which shall be mutually agreed to by the Parties, at no additional expense to the Potential Partners or any JV Entity other than the consideration payable to Gevo in accordance with Article V.
(b)	Engineering Services Agreement. Upon request by the Potential Partners or a JV Entity with respect to the application of the Axens Processes at a JV Facility, Gevo will provide services for the design and development of low carbon intensity (CI) processes and engineering support related to the application of the Axens Processes pursuant to an engineering services agreement (the “ESA”), the form of which shall be mutually agreed to by the Parties, subject to additional consideration payable to Gevo as contemplated by such ESA.
(c)	Intellectual Property. Each party to this Agreement, a CSA or an ESA will retain full right, title, and interest in its own intellectual property that such party has acquired, conceived, created, developed, or reduced to practice prior to the effective date of, or outside of the performance of, this Agreement or any such CSA or ESA. No rights or licenses will be granted to any party to this Agreement, a CSA or an ESA except as expressly stated in this Agreement, or any such CSA or ESA. All intellectual property created by a Party through performance of this Agreement shall be owned, as between the Parties, by the Party creating such intellectual property.
Article IV
Covenants
Section 4.01No Modifications.  During the Term, Gevo shall not amend, modify, restate, supplement, replace or terminate the Axens Side Agreement in any manner that could adversely affect P66, ADM, any JV Entity or any Affiliate of P66, ADM or any JV Entity without the prior written consent of P66 and ADM, which consent may be granted or withheld by each of P66 and ADM in its sole and absolute discretion; provided that the Axens Side Agreement may terminate in accordance with its terms.  For the avoidance of doubt, Gevo shall be freely permitted to amend, modify, restate or supplement the Master Framework Agreement, whether by formal amendment or a separate side agreement, in any manner, including whereby Gevo agrees to an exception to the exclusive rights granted to Gevo therein or for any other purpose.
Section 4.02No Transfers.
(a)	During the Restricted Period, except in connection with a Permitted Change of Control, neither P66 nor ADM will sell, assign or otherwise transfer, including by way of investment, sale-leaseback transaction or any other disposition, its respective equity interest in any JV Entity, in whole or in part, to a Restricted Entity or any Affiliate of a Restricted Entity.
(b)	Nothing in this Agreement shall prohibit P66 or ADM from entering into or consummating a Permitted Change of Control. A “Permitted Change of Control” means, with respect to each of P66 and ADM, any merger, consolidation, share exchange, tender offer, business combination, purchase and sale (by way of a majority of stock or assets), reorganization, recapitalization, liquidation, dissolution or similar transaction by or involving P66 or ADM or any of their respective Affiliates, on the one hand, and a Restricted Entity or any Affiliate of a Restricted Entity, on the other hand, which results in any JV Entity or JV Facility being owned, directly or indirectly, by a Restricted Entity or any Affiliate of a Restricted Entity or which results in P66 or ADM owning, directly or indirectly, a Restricted Entity or any Affiliate of a Restricted Entity, in each case that is not effected for the principal and specific purpose of transferring any JV Entity or JV Facility to a Restricted Entity.

Section 4.03Compliance with Master Framework Agreement.  During the Term, Gevo shall endeavor to comply with all of the provisions of, and shall endeavor to not cause the loss of its exclusivity-related rights under, the Master Framework Agreement.  Without limitation to the foregoing, in the event of a breach by Gevo of, or the loss of its exclusivity-related rights under, the Master Framework Agreement, Gevo shall provide prompt written notice to the Potential Partners.  Gevo’s obligations in this Section 4.03 are only aspirational and shall not give rise to any legal liability in the event that any Party attempts to claim damages or other losses in connection with this Section 4.03.
Section 4.04No Obligation.  Notwithstanding any other provision of this Agreement or any other agreement between or among ADM or P66 (or any of their respective Affiliates), on the one hand, and Gevo (or any of its Affiliates), on the other hand, none of ADM, P66 nor any of their respective Affiliates shall have any obligation to (i) create a JV Entity, (ii) produce Renewable Hydrocarbons or (iii) license, employ, use or exploit Axens Processes.
Section 4.05JV Entities.  Within five (5) Business Days of the formation of any JV Entity, P66 and ADM shall (i) provide Gevo with written notice of the formation of such JV Entity and (ii) assign, in whole or in part, its rights and obligations under this Agreement to such JV Entity and require such JV Entity to assume such assigned rights and obligations.
Article V
Consideration
Section 5.01Milestone Payments. As consideration for Gevo entering into this Agreement and the Axens Side Agreement, the Potential Partners shall cause the applicable JV Entity to pay Gevo:
(a)	[*****] (the “First Milestone”), [*****] (the “First Milestone Payment”); [*****];
(b)	[*****] (the “Second Milestone”), [*****] (the “Second Milestone Payment”);
(c)	[*****] (the “Third Milestone”), [*****] (the “Third Milestone Payment”); and
(d)	[*****] (the “Fourth Milestone”), [*****] (the “Fourth Milestone Payment”).

[*****]

Section 5.02Royalty Compensation.  Subject to Section 5.03(c), during each Royalty Compensation Year for each JV Facility, the Potential Partners shall cause the JV Entity owning such JV Facility to pay Gevo a royalty of [*****].
Section 5.03Royalty Compensation Period; Royalty Compensation Cap; Aggregate Compensation Cap.
(a)	With respect to each JV Facility, the “Royalty Compensation Period” shall be the period of time beginning on the Commercial Operation Date of such JV Facility and ending on the earlier to occur of (i) five (5) years following the Commercial Operation Date of such JV Facility and (ii) the date on which Gevo has, with respect to such JV Facility, been paid (whether by means of Milestone Payments made as provided in Section 5.01 (as allocated pursuant to Section 5.03(b)) or Royalty Compensation paid pursuant to Section 5.02) an aggregate amount equal to (x) [*****] multiplied by (y) [*****] (this subclause (ii) with respect to each JV Facility, the “Royalty Compensation Cap”).
(b)	Each JV Entity that has made a Milestone Payment as provided in Section 5.01 may, upon written notice to Gevo from time to time, allocate or reallocate some or all of such Milestone Payment to one or more of the JV Facilities (including any JV Facility owned by another JV Entity), provided, for the avoidance of doubt, that (i) such Milestone Payment (or portion thereof) may not be double-counted toward the respective Royalty Compensation Caps of the JV Facilities and (ii) this Section 5.03(b) may not be used to delay payment to Gevo of any Milestone Payment or Royalty Compensation that is due and owing to Gevo.
(c)	Notwithstanding anything to the contrary in this Agreement, the total compensation payable to Gevo with respect to the JV Facilities under this Agreement, whether by means of Milestone Payments or Royalty Compensation, shall not exceed the amount of [*****].
Section 5.04Withholding and Taxes.  All payments to Gevo under this Agreement shall be made net of all withholding required under applicable Law; provided, that the Potential Partners shall use commercially reasonable efforts to cause the applicable JV Entity to provide prior written notice to Gevo of such withholding with respect to an amount to be paid to Gevo and, upon reasonable request, will cause the applicable JV Entity to cooperate with Gevo to obtain reduced rates of withholding or other available exemptions, if any.  The Potential Partners shall cause any amounts so withheld shall be timely and properly paid over to the appropriate Governmental Authority by the applicable JV Entity.  To the extent that amounts are deducted, withheld and paid over to the appropriate Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to Gevo in respect of whom such deduction and withholding was made.  Gevo shall bear all taxes assessed with respect to the payments to Gevo under this Agreement.
Section 5.05No Payment Obligation.  For the avoidance of doubt, no payments shall be due to Gevo by or on behalf of P66, ADM, any JV Entity or any Affiliate of P66, ADM or any JV Entity  (a) under or in connection with the Master Framework Agreement, (b) under or in connection with this Agreement if, for any or no reason, no Milestone is met or (c) for a particular Milestone if, for any or no reason, such Milestone is not met.
Section 5.06Non-Refundability.  Any payments made to Gevo under this Agreement for Milestone Payments and Royalty Compensation, once paid, are and shall be non-refundable. The foregoing shall not limit any Party’s duties, obligations and liabilities under this Agreement, including for Losses arising out of any breach or non-compliance of this Agreement.
Section 5.07Reports and Audit Rights.
(a)	Reporting Requirements and Records.
(i)	Production Reports and Records. During the Royalty Compensation Period of each JV Facility, the Potential Partners shall cause the applicable JV Entity to maintain the records of such JV Facility with respect to the number of Renewable Hydrocarbons produced by such JV Facility for the immediately preceding calendar year (such records “Applicable Production Records”).
(ii)	Milestone Records. With respect to each Milestone and until the occurrence of such Milestone, the Potential Partners shall cause each applicable JV Entity to maintain the records of its applicable JV Facility underlying its determination of, as applicable, [*****] (being the Second Milestone), [*****] (being the Third Milestone) and the [*****] (being the Fourth Milestone) (such records, as applicable to each such Milestone, “Applicable Milestone Records”).
(b)	Audit Rights. No more frequently than once every calendar year during the Term, upon written demand by Gevo and with thirty (30) days’ written notice to the applicable JV Entity, the Potential Partners shall cause such JV Entity to provide a copy of the Applicable Production Records and Applicable Milestone Records to Gevo solely for purposes of conducting an audit of (i) the applicable JV Facility’s Renewable Hydrocarbons production during the immediately preceding calendar year and (ii) the occurrence of any Milestone, in each case subject to the further limitations set forth in Section 5.07(c) below.
(c)	Confidentiality and Other Restrictions. Each JV Entity reserves the right to restrict all or any part of the Applicable Production Records and Applicable Milestone Records to specific personnel employed by Gevo (collectively, “Approved Personnel”) or to Gevo’s engaged third-party accounting or auditing services provider that is reasonably acceptable to the applicable JV Entity (collectively, “Approved Advisors”). Gevo and the JV Entity shall enter into a customary “clean team” agreement on terms reasonably satisfactory to each party, which, among other terms, shall require that any reports or other materials prepared by the Approved Personnel or Approved Advisors that are to be further distributed within Gevo must be sufficiently aggregated, cleaned, redacted or modified so as to remove any information that the applicable JV Entity has deemed to be competitively sensitive. If any such reports or other materials prepared by the Approved Personnel or Approved Advisors confirm the determinations made by the applicable JV Entity with respect to Royalty Compensation or Milestones, as applicable, then the Approved Personnel or Approved Advisors, as applicable, shall only share such conclusion with the other personnel of Gevo. Each of the Parties shall be responsible for its own fees, costs and expenses (including those of its Approved Advisors) in connection with the foregoing.
Article VI
Events of Default
Section 6.01Events of Default.  The occurrence and continuance after the passage of the applicable cure period of any one or more of the following events with respect to a Party shall be an “Event of Default”:
(a)	the occurrence and continuation of a Party’s failure to make any payment due under this Agreement, which failure is not cured within thirty (30) days after written notice from a non-defaulting Party to the defaulting Party describing the breach in reasonable detail and requiring the defaulting Party to cure such breach;

(b)	a material default or material breach by a Party of any of its representations, warranties, covenants or obligations contained herein (other than the failure of a Party to make any payment due under this Agreement), which default or breach is not cured within thirty (30) days after written notice from a non-breaching Party describing the breach in reasonable detail and requiring the breaching Party to cure such breach; or
(c)	if such Party becomes insolvent, is generally unable to pay, or fails to pay, its debts as they become due, files, or has filed against it, a petition for voluntary or involuntary bankruptcy or pursuant to any other insolvency Law, makes or seeks to make a general assignment for the benefit of its creditors, or applies for, or consents to, the appointment of a trustee, receiver or custodian for a substantial part of its property or business.
Section 6.02Recovery of Enforcement Costs. If (i) an Event of Default with respect to a Party occurs pursuant to Section 6.01(a), (ii) a non-defaulting Party institutes an Action against the defaulting Party to recover amounts due and owing by the defaulting Party and (iii) (x) the non-defaulting Party and defaulting Party enter into a written settlement agreement resolving such Action providing for the payment of such amounts due and owing by the defaulting Party, or (y) a court of competent jurisdiction issues a final order that entitles such non-defaulting Party to recover such amounts due and owing by the defaulting Party, such non-defaulting Party shall be entitled to recover from the defaulting Party all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) actually incurred by the non-defaulting party in connection with such Action; provided, however, the non-defaulting Party shall not be entitled to recover any such costs and expenses under this Agreement to the extent such costs are recovered under any such settlement agreement or order resolving such Action.
Article VII
Term and Termination
Section 7.01Term.  The term of this Agreement (the “Term”) shall commence on the Effective Date and continue until and unless terminated earlier as set forth in this Agreement. This Agreement shall terminate on the earliest to occur of (a) the Termination for Cause Effective Date, (b) the Termination for Convenience Effective Date, (c) [*****], (d) [*****], and (e) if the Master Framework Agreement is terminated or Gevo otherwise loses its exclusive rights to the Axens Services in the Exclusive Field in the United States as contemplated under the Master Framework Agreement, then the date the Master Framework Agreement is terminated or the date Gevo loses such exclusive rights, as applicable. Upon termination of this Agreement, this Agreement shall be of no further force and effect, except that (i) the termination of this Agreement shall not relieve any Party of any obligation for breach of this Agreement accruing prior to such termination, (ii) the Potential Partners shall not be relieved of the obligation to cause any applicable JV Entity to satisfy the payment obligations that are due and owing by such JV Entity to Gevo pursuant to Article V hereof as of the date of termination and (iii) the terms and provisions of Article VIII shall survive the termination of this Agreement indefinitely (unless a different survival period is set forth therein).

Section 7.02Termination for Convenience.
(a)	In the event the Potential Partners make a determination (in their sole discretion) not to utilize any of the Axens Services and license the Axens Processes in connection with the JV Facilities, the Potential Partners may jointly agree to terminate this Agreement by delivering written notice to Gevo, which shall be effective thirty (30) days following delivery thereof (the “Termination for Convenience Effective Date”).
(b)	Upon the Termination for Convenience Effective Date, the Potential Partners shall (i) cease all activities under then-existing agreements that the Potential Partners have entered into with Axens pursuant to Section 1.1 of the Axens Side Agreement and (ii) otherwise be relieved of all further obligations to Gevo under this Agreement. For the avoidance of doubt, the Potential Partners shall not be relieved of payment obligations due and owing to Gevo, including the obligation to cause any applicable JV Entity to satisfy such JV Entity’s payment obligations due and owing to Gevo, in each case, pursuant to Article V hereof, as of the Termination for Convenience Effective Date.
Section 7.03Termination for Cause.
(a)	Termination for Cause Notice. A written notice by the Potential Partners terminating this Agreement pursuant to Section 7.03(b) or by Gevo terminating this Agreement pursuant to Section 7.03(c) is referred to herein as a “Termination for Cause Notice.” The Termination for Cause Notice shall specify the date on which such termination for cause shall be effective, which shall be no longer than ninety (90) days following the delivery of the Termination for Cause Notice (such date, the “Termination for Cause Effective Date”).
(b)	Termination for Cause by the Potential Partners. The Potential Partners may jointly agree to terminate this Agreement upon delivering a Termination for Cause Notice to Gevo if an Event of Default with respect to Gevo occurs. In the event of termination pursuant to this Section 7.03(b), the Potential Partners shall be relieved of all further obligations to Gevo under this Agreement from and after the delivery of the Termination for Cause Notice. For the avoidance of doubt, upon such termination, the Potential Partners shall not be relieved of payment obligations due and owing to Gevo, including the obligation to cause any applicable JV Entity to satisfy such JV Entity’s payment obligations due and owing to Gevo, in each case, pursuant to Article V hereof, as of the Termination for Cause Effective Date; provided, however, the Potential Partners shall be entitled to (i) withhold, or cause any applicable JV Entity to withhold, as applicable, any such payments due and owing to Gevo pursuant to Article V hereof until the dispute that gave rise to the applicable Event of Default has been fully resolved, or (ii) setoff, or cause any applicable JV Entity to setoff, as applicable, any such payments due and owing to Gevo pursuant to Article V hereof against any amounts then due and owing to the Potential Partners or any JV Entity pursuant to this Agreement.
(c)	Termination for Cause by Gevo. Gevo may terminate this Agreement upon delivering a Termination for Cause Notice to the Potential Partners if an Event of Default with respect to the Potential Partners occurs (other than an Event of Default under Section 6.01(b) with respect to the Potential Partners). In the event of termination pursuant to this Section 7.03(c), Gevo shall be relieved of all further obligations to the Potential Partners under this Agreement from and after the Termination for Cause Effective Date. For the avoidance of doubt, upon such termination, the Potential Partners shall not be relieved of payment obligations due and owing to Gevo, including the obligation to cause any applicable JV Entity to satisfy such JV Entity’s payment obligations due and owing to Gevo, in each case, pursuant to Article V hereof, as of the Termination for Cause Effective Date.
Article VIII
Miscellaneous
Section 8.01Confidentiality.
(a)	Except as required to perform its obligations pursuant to this Agreement, the Parties shall not publish, disclose, or otherwise divulge Confidential Information (as defined below) to any Person, at any time during or for a period of five (5) years after the termination or expiration of the Term, without the prior written consent of each of the other Parties. A Party may disclose Confidential Information to those Affiliates, directors, managers, officers, employees, agents and advisors who have a need to know such information in order to perform such Party’s obligations under this Agreement; provided that, in connection with any such disclosure, such Party will (i) inform each such Person of the confidential nature of such Confidential Information and (ii) be liable for any breach of this Section 8.01 by such Persons. A Party may also disclose Confidential Information to the extent required by Law, including the rules of any securities exchange, or in response to legal process, applicable governmental regulations or governmental agency request, but only that portion of such Confidential Information which, at the opinion of such Party’s counsel, is required or would be required to be furnished to avoid liability. In the event of a disclosure made pursuant to the prior sentence, such disclosing Party shall: (A) notify each of the other Parties of the disclosing Party’s obligation to provide such Confidential Information prior to disclosure (unless notification is prohibited by applicable Law or court order); and (B) cooperate to reasonably protect the confidentiality of such Confidential Information. For purposes of this Agreement, “Confidential Information” shall mean all confidential, proprietary or non-public information pertaining to any Party or any JV Entity or JV Facility that is disclosed to another Party by or on behalf of such Party or JV Entity, including any Applicable Production Records and Applicable Milestone Records. The term “Confidential Information” does not include any information which (1) at the time of disclosure or thereafter is generally available to the public (other than as a result of a disclosure by a Party or its representatives in violation of this Agreement), (2) was available to a Party on a non-confidential basis, provided that such Person making such information available is not bound by a confidentiality agreement that was applicable to the Confidential Information or (3) has been independently acquired or developed by a Party without violating any of its obligations under this Agreement or any other agreement between any Parties.
(b)	Excluding as to Gevo with respect to the Master Framework Agreement, no Party shall publish, disclose, or otherwise divulge the Master Framework Agreement or the Axens Side Agreement, together with all amendments, exhibits, annexes or other supplements thereto, to any Person. Notwithstanding anything to the contrary herein, each of P66 and ADM may disclose, or permit any JV Entity to disclose, the Master Framework Agreement, the Axens Side Agreement, this Agreement and the transactions contemplated hereby and thereby, in each case together with all amendments, exhibits, annexes or other supplements hereto or thereto, to any current, future or prospective investors, debt or equity financing sources, joint venturers, shareholders, members, partners, insurers or advisors so long as each of such Persons is subject to appropriate confidentiality obligations to the disclosing Person by way of execution of a non-disclosure agreement or pursuant to an ethical, professional or fiduciary obligation of confidentiality; provided, that, for the avoidance of doubt, any financial advisor shall be required to enter into a non-disclosure agreement.
(c)	With respect to Gevo, this Section 8.01 is subject to the further limitations and restrictions set forth in Section 5.07.
Section 8.02Public Announcements.  Notwithstanding anything to the contrary in this Agreement, no Party shall issue any press release, or make any other written public statement, or otherwise communicate in writing with the media, concerning the existence of this Agreement or the Axens Side Agreement, or the subject matter hereof or thereof, without the prior written consent of the other Parties except to the extent such Party is required to make any public disclosure or filing regarding the subject matter of this Agreement or the Axens Side Agreement (i) by applicable Law or (ii) pursuant to any rules or regulations of any securities exchange of which the securities of such Party (or any of its Affiliates) are listed or traded, in which case the Party required to make the release or announcement shall allow the other Parties reasonable time to comment on such release or announcement in advance of such issuance.  For clarity, the initial public announcement by Gevo shall be subject to the prior review and approval of the Potential Partners and the initial filing with the Securities and Exchange Commission shall be subject to the prior review and comment by the Potential Partners.
Section 8.03Choice of Law and Venue.  All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of Delaware without regard to its conflicts of laws principles.  The exclusive venue for all Actions arising out of or related to this Agreement shall be the State or Federal courts located in Delaware.
Section 8.04Consequential Damages.  NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, IN NO EVENT SHALL ANY PARTY BE LIABLE TO ANY OTHER PARTY FOR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE, SPECULATIVE OR EXEMPLARY DAMAGES OF ANY TYPE, INCLUDING, BUT NOT LIMITED TO, LOST PROFIT OR ANTICIPATED LOSS OF PROFITS, LOSS OF USE, LOSS OF BUSINESS OR LOSS OF BUSINESS OPPORTUNITY, REGARDLESS OF WHETHER ARISING IN CONTRACT OR TORT (INCLUDING A PARTY’S NEGLIGENCE, JOINT OR CONCURRENT, AND STRICT LIABILITY) ARISING OUT OF THIS AGREEMENT, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE OR IF SUCH LOSS OR DAMAGE COULD HAVE BEEN REASONABLY FORESEEN.
Section 8.05Notices.  Any notice, demand, offer, request or other communication required or permitted to be given by any Party pursuant to the terms of this Agreement shall be in writing

(which includes electronic communication) and shall be deemed effectively given the earlier of (a) when delivered and confirmed by email, or like instantaneous transmission device, (b) when delivered personally, or (c) one Business Day after being deposited with an overnight courier service, and addressed to the Party at the following address:

If to Gevo:

Gevo, Inc.

345 Inverness Drive South, Building C, Suite 310

Englewood, Colorado 80112

Attn: Chief Commercial Officer

Email: [*****]

With a copy to:

Gevo, Inc.

345 Inverness Drive South, Building C, Suite 310

Englewood, Colorado 80112

Attn: Legal Department

Email: [*****]

If to ADM:

ADM

77 West Wacker Drive

Suite 4600

Chicago, Illinois 60601

Attn: Thuy Vo

Email: [*****]

Attn: Brendan Bowes

Email: [*****]

If to P66:

Phillips 66 Company

2331 CityWest Blvd.

Houston, TX 77042

Attn:  Sean M. Tobin

Email:  [*****]

Attn: Robert B. Task

Email:  [*****]

Section 8.06Assignment.
(a)	This Agreement and the rights and obligations hereunder may not be assigned, transferred, pledged or delegated by any Party without the prior written consent of the other Parties, which consent shall not be unreasonably withheld, conditioned or delayed, and any such assignment, transfer, pledge or delegation by any Party in violation of this Section 8.06(a) shall be null and void ab initio; provided, however, that, subject to compliance with Section 8.06(b) and Section 8.06(c), (i) each of ADM and P66 may, without the consent of Gevo, assign, transfer or delegate, in whole or in part, this Agreement and its rights and obligations under this Agreement with respect to each JV Facility, to the JV Entity that owns such JV Facility; and (ii) any Party may, without the consent of the other Parties, (A) assign, transfer or delegate this Agreement and its rights and obligations under this Agreement (x) to any of its respective Affiliates or (y) in connection with the sale or bona fide transfer or all or substantially all of the business or assets of such Party concerned by this Agreement; or (B) collaterally assign this Agreement or all or any portion of such assigning Party’s rights, interest, obligations or liabilities hereunder to any Person providing financing to such assigning Party or any of its Affiliates (including construction, interim, long-term, lease, tax-exempt, recourse, non-recourse, debt or other form of funding, including for the purposes of any refinancing, acquisition, corporate or portfolio financing or any credit support or hedging transactions for the benefit of such Party or any of its Affiliates). Notwithstanding anything to the contrary in this Agreement, in no event may Gevo assign, transfer or delegate its rights and obligations under this Agreement to any Person without simultaneously assigning, transferring and delegating its rights and obligations under the Master Framework Agreement and the Axens Side Agreement to such Person.
(b)	In the event that a Party assigns or transfers in whole or in part this Agreement or its rights and obligations under this Agreement to another Person as provided in Section 8.06(a) (other than pursuant to Section 8.06(a)(ii)(B)), such Party shall provide written notice of such assignment or transfer to the other Parties and upon such assignment or transfer such assignee or transferee shall acquire all of the applicable rights and become obligated to perform all the applicable duties of such assignor or transferor with respect thereto, provided that such assignor or transferor shall not be released from its obligations under this Agreement upon such an assignment or transfer, except as provided in Section 8.15(b) in the case of an assignment and transfer by a Potential Partner to an Investment Grade Assignee.
(c)	Upon a permitted assignment or transfer by or on behalf of a Potential Partner of this Agreement in whole or in part to another Person (including as provided in Section 8.15(b)), if requested by the assigning or transferring Party, the other Party(ies) agree to enter into customary documentation (including, if applicable, an amendment, restatement or bifurcation of this Agreement or a novation to this Agreement) to effect such permitted assignment or transfer.
Section 8.07Successor Liability.  This Agreement and the rights and obligations under this Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns and transferees.
Section 8.08Entire Agreement.  This Agreement sets forth the entire understanding of the Parties regarding the subject matter hereof and supersedes any other prior agreements and undertakings, oral or written, among the Parties with respect to the subject matter hereof.

Section 8.09Amendment.  This Agreement may only be amended or modified in a writing signed by the Parties.
Section 8.10Waivers.  Any waiver, express or implied, by a Party of any right or obligation under this Agreement, or of any breach by another Party, shall not constitute or be deemed as a waiver of any other right or any other breach, whether of a similar or dissimilar nature to the right, obligation or breach being waived.  A waiver of a Party’s rights or obligations under this Agreement, including another Party’s breach, shall be effective only if the waiving Party agrees in writing.
Section 8.11Severability.  If any term, covenant, condition or provision of this Agreement or the application thereof to any Person or circumstance will, at any time or to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to Persons or circumstances other than those as to where it is held invalid or enforceable, will remain in effect and each term, covenant, condition and provision of this Agreement will be valid and be enforced to the fullest extent permitted by law.
Section 8.12Expenses.  Each Party shall bear its respective fees, costs and expenses incurred in connection with the preparation, negotiation and performance of this Agreement.
Section 8.13Waiver and Release.
(a)	Gevo hereby fully, unconditionally, and irrevocably releases, remits, acquits and forever discharges P66, ADM, and any Affiliate of P66 or ADM from any and all Losses that Gevo may have related to the use of the Axens Processes or receipt of the Axens Services from Axens in the Exclusive Field within the United States, and waives all rights Gevo may now or in the future have against such Persons with respect to any such Losses. Gevo expressly waives any and all rights it has under any state or federal statute or any common law principle of similar effect, that provides that the foregoing release does not extend to claims that it does not know or suspect to exist in its favor on the Effective Date, which if known by it would have materially affected its settlement of such Losses. The consequences of the foregoing waiver have been explained by legal counsel to Gevo. Gevo acknowledges that it may hereafter discover facts different from, or in addition to, those which it knows or believes to be true with respect to such Losses, and agrees that this provision shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery thereof.
(b)	Each of P66 and ADM hereby fully, unconditionally, and irrevocably releases, remits, acquits and forever discharges Gevo and any Affiliate of Gevo from any and all Losses that P66 and ADM may have related to the use of the Axens Processes or receipt of the Axens Services from Axens in the Exclusive Field within the United States, and waives all rights P66 and ADM may now or in the future have against such Persons with respect to any such Losses. Each of P66 and ADM expressly waives any and all rights it has under any state or federal statute or any common law principle of similar effect, that provides that the foregoing release does not extend to claims that it does not know or suspect to exist in its favor on the Effective Date, which if known by it would have materially affected its settlement of such Losses. The consequences of the foregoing waiver have been explained by legal counsel to each of P66 and ADM. Each of P66 and ADM acknowledges that it may hereafter discover facts different from, or in addition to, those which it knows or believes to be true with respect to such Losses, and agrees that this provision shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery thereof.
(c)	The foregoing in Section 8.13(a) and Section 8.13(b) shall not limit any Party’s duties, obligations and liabilities under this Agreement, including for Losses arising out of any breach or non-compliance of this Agreement.
Section 8.14Counterparts; No Presumption Against Drafter.  This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement.  Should any provisions of this Agreement require judicial or other interpretation, it is agreed that the court or other body or agency interpreting or construing the same will not apply a presumption that the terms hereof will be more strictly construed against one Party by reason of the rule of construction that a document is to be construed more strictly against the Party who itself or through its agents prepared the same, it being understood and agreed that all Parties hereto, directly or through their agents, have participated in the preparation hereof.
Section 8.15Several Rights and Liability.
(a)	Notwithstanding anything express or implied herein to the contrary, the liability of each of P66 and ADM for any performance, amount or obligation under this Agreement or in connection with any of the transactions contemplated herein shall be individual and several to each of P66 and ADM, respectively, and not joint and several with the other Potential Partner. With respect to any payment obligation of the Potential Partners under this Agreement to cause one or more of the JV Entities to make a payment, ADM and P66 shall each be responsible and severally liable for fifty percent (50%) of the total amount of such payment obligation.
(b)	If a Potential Partner makes a permitted assignment or transfer to any Person (including to one or JV Entities) under this Agreement, such Person is (at the time of such assignment or transfer) or becomes (after the time of such assignment or transfer) an Investment Grade Assignee, then this Section 8.15(b) shall apply notwithstanding anything in this Agreement to the contrary. In the event that a Potential Partner assigns or transfers in whole or in part this Agreement or its rights and obligations under this Agreement to an Investment Grade Assignee, such Investment Grade Assignee shall be substituted (novated) for such Potential Partner(s) and such Investment Grade Assignee shall acquire all of the applicable rights and become obligated to perform all the applicable duties of such Potential Partner(s), and such Potential Partner(s) shall be relieved of all obligations to perform such duties and shall be fully relieved of liability (including payment obligations) to Gevo arising out of or under this Agreement with respect to such duties and liabilities (including payment obligations) following such assignment or transfer to such Investment Grade Assignee. For the avoidance of doubt, if and once such assignment, transfer and/or substitution (novation) occurs the failure of such Investment Grade Assignee to maintain its status as an Investment Grade Assignee shall not in any way affect, rescind or void such assignment, transfer and/or substitution (novation) or the effect of this Section 8.15(b) and the Potential

Partner(s) shall in no way become again obligated for Person as would otherwise be provided by Section 8.06(b). As used in this Agreement, an “Investment Grade Assignee” means an assignee or transferee (including, without limitation, a JV Entity) that at the time of presentment to Gevo is rated, or has a class of any security rated, BBB- or better by Standard & Poor’s Ratings Services, BBB- or better by Fitch Ratings, Inc., Baa3 or better by Moody’s Investor Services, Inc. or is otherwise rated investment grade by a nationally recognized rating agency; provided that such nationally recognized rating agency (e.g., not Standard & Poor’s Ratings Services, Fitch Ratings, Inc. or Moody’s Investor Services, Inc.) shall be subject to the prior written consent of Gevo, which consent shall not be unreasonably withheld, conditioned or delayed.
Section 8.16 Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party shall be deemed cumulative with, and not exclusive of, any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy shall not preclude the exercise of any other remedy.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the undersigned has executed this Technology Access Agreement as of the date first written above.

Gevo, Inc.

By: /s/ Timothy J. Cesarek

Name: Timothy J. Cesarek

Title: Chief Commercial Officer

Phillips 66 Company

By: /s/ Zhanna Golodryga

Name: Zhanna Golodryga

Title: EVP, Emerging Energy & Sustainability

Archer-Daniels-Midland Company

By: /s/ Christopher M. Cuddy

Name: Christopher M. Cuddy

Title:	Senior Vice President and President, Carbohydrate Solutions

[Signature Page to Technology Access Agreement]

Exhibit A
Form of Axens Side Agreement

[*****]